Exhibit 99.01

Press Release

Available for Immediate Publication: April 25, 2012

First National Bank of Northern California Reports First Quarter 2012 Earnings of $0.31 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the first quarter of 2012 of $1,102,000 or $0.31 per diluted share, compared to net earnings available to common shareholders of $589,000 or $0.17 per diluted share for the first quarter of 2011. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Small Business Lending Program. Total assets as of March 31, 2012 were $746,649,000 compared to $696,590,000 as of March 31, 2011. Our net loans decreased by $16,443,000 or 3.5% year over year. However, our deposits increased by $42,249,000 or 6.9% during the same period. At March 31, 2012, the Company had considerable liquid assets on hand as evidenced by $205,353,000 in available for sale securities and $45,118,000 in cash and cash equivalents.

During March, 2012, FNB Bancorp entered into a Stock Purchase Agreement whereby FNB Bancorp agreed to acquire all the outstanding shares of Oceanic Bank Holding, Inc., the sole shareholder of Oceanic Bank, in San Francisco, CA. This purchase is subject to regulatory approval.

“We are looking forward to integrating Oceanic Bank into our existing operations. The Oceanic purchase allows us the opportunity to expand our customer base; primarily within our existing geographic footprint. The operations of Oceanic Bank are currently profitable and with over 30 years of experience, they are familiar with their customers and how to meet their financial needs. In times like these, where quality loan and deposit relationships are difficult to find, the Oceanic Bank acquisition is a welcome opportunity,” stated Tom McGraw, Chief Executive Officer.

“During the first quarter of 2012, the Bank charged off over $2 million dollars in expected credit losses against our allowance for loan losses. These credit losses were factored into our previously projected loss calculations and no material change to our loss provision for the quarter was warranted. Over half of this charge-off amount was related to a single lending relationship. Management believes the quality of our loan portfolio continues to improve as we work with our borrowers who may be having temporary financial difficulties,” continued Mr. McGraw.

Financial Highlights: First Quarter, 2012	Three months	Three months
	ended	ended
Consolidated Statements of Earnings	March 31,	March 31,
(in ‘000s except earnings per share amounts)	2012	2011

Interest income	$7,882	$8,219
Interest expense	684	884
Net interest income	7,198	7,335
Provision for loan losses	400	450
Noninterest income	1,920	1,013
Noninterest expense	7,053	6,748
Interest before income taxes	1,665	1,150
Provision for income taxes	377	347
Net earnings	1,288	803
Dividends and discount accretion on preferred stock	186	214
Net earnings available to common stockholders	$1,102	$589

Basic earnings per share	$0.31	$0.17
Diluted earnings per share	$0.31	$0.17

Average assets	$735,438	$710,861
Average equity	$87,878	$81,368
Return on average assets (annualized)	0.60%	0.33%
Return on average equity (annualized)	5.02%	2.90%
Efficiency ratio	77%	81%
Net interest margin (taxable equivalent)	4.61%	4.95%
Average shares outstanding	3,510	3,508
Average diluted shares outstanding	3,550	3,521

“During the first quarter of 2012, the Bank sadly recognized a $370,000 gain on life insurance proceeds related to the death of the Bank’s previous Chief Executive Officer and Chairman of the Board, Mr. Mike Wyman. Mike’s contribution to the success of our Bank is still evident throughout our organization. He mentored many here at the Bank, including myself. He will surely be missed,” stated Tom McGraw

“Our balance sheet continues to grow, funded primarily through increased deposit balances invested in investment securities. Our loan pipeline has recently shown signs of improvement and we hope to be able to fund more loans and increase the size of our loan portfolio in the near future. We have recently hired an additional loan officer for our Sunnyvale loan production center in the belief that we have significant lending opportunities there. It is our intent to eventually apply to make this location a full service branch. We believe the key to the success of our bank is our ability to grow through means that make sense. We believe that our growth is best achieved through thoughtful strategic acquisitions, such as the Oceanic Bank purchase, as well as organic growth and branch expansion, as evidenced by our commitment to our Chestnut Street branch and our Sunnyvale loan production office,” continued Mr. McGraw.

Financial Highlights: First Quarter, 2012
	As of	As of
Consolidated Balance Sheets	March 31,	March 31,
(in ‘000s)	2012	2011

Assets:
Cash and cash equivalents	$45,118	$49,326
Securities available for sale	205,353	131,861
Loans, net	447,302	463,745
Premises, equipment and leasehold improvements, net	13,042	13,535
Other real estate owned	1,920	5,612
Goodwill	1,841	1,841
Other equity securities	4,580	5,091
Accrued inrterest receivable	3,577	3,803
Prepaid expenses	1,844	2,423
Bank owned life insurance	11,491	8,180
Other assets	10,581	11,173
Total assets	$746,649	$696,590

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$216,195	$189,396
Savings and money market	327,592	306,330
Time	107,904	113,716
Total deposits	651,691	609,442
Accrued expenses and other liabilities	7,068	5,395
Total liabilities	658,759	614,837
Stockholders’ equity	87,890	81,753
Total liab. and stockholders’ equity	$746,649	$696,590

Other Financial Information

Allowance for loan losses	$8,287	$9,784
Nonperforming assets	$21,391	$22,233
Total gross loans	$455,589	$473,529

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.